Exhibit 10.1

Demand Promissory Note

Boca Raton, Florida	November 12, 2012

For Value Received, Banyan Rail Services, Inc., a Delaware Corporation (“Maker), promises to pay to Banyan Holding LLC, a Delaware limited liability company (“Holder”), the principal sum of $150,000, plus accrued interest, as described below.

All amounts outstanding under this Note shall bear interest at 6.0% per annum beginning on the date of this Note.

The Holder may call for payments of outstanding principal and interest under this Note at any time or from time to time by giving notice in writing to Maker at least five business days before the date payment is due. This Note may be prepaid in whole or in part at any time without penalty.

If Maker fails to make full and timely payments of principal or interest when due under this Note, then: (i) the entire balance of principal then remaining unpaid, with accrued interest thereon, shall thereafter bear interest at 10.0% per annum; and (ii) the Maker shall pay to Holder, in addition to such amounts due, all costs of collection, including reasonable attorneys’ fees.

This Note shall be governed and construed in accordance with the laws of the State of Florida. Any action arising out of or relating to this Note must be brought, if at all, in the courts of the State of Florida. The parties hereby waive any objections they might otherwise have to such venue and forum, whether on the basis of inconvenience, lack of personal jurisdiction or otherwise and hereby irrevocably consent to personal jurisdiction in such forum and venue.

The provisions hereof shall inure to the benefit of, and shall be binding upon, Maker, Holder and their respective, successors and permitted assigns.

Banyan Rail Services, Inc.

/s/ Donald D. Redfearn

By Donald D. Redfearn, President